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EXHIBIT 99.1

NEWS RELEASE

HP Announces Settlement with U.S. Department of Justice

PALO ALTO, Calif., Aug. 2, 2010 – HP today announced it has reached a settlement agreement in principle with the U.S. Department of Justice to resolve an investigation into HP’s GSA Multiple Award Schedule contract as well as separate allegations associated with the Rille complaint filed in the U.S. District Court in the Eastern District of Arkansas in 2007.  The settlement is subject to the approval of the Department of Justice, appropriate agencies and the Court.

In connection with the settlement, HP expects a negative impact of approximately 2 cents on third quarter fiscal year 2010 earnings per share.  HP did not provide updated guidance for either its third fiscal quarter or the remainder of its 2010 fiscal year except for this one-time charge.

HP denies engaging in any illegal conduct in connection with these matters.  HP has agreed to a settlement with the Department of Justice, without any admission of wrongdoing, in order to resolve the allegations in full.

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This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of HP may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of earnings or other financial items; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include macroeconomic and geopolitical trends and events; the execution and performance of contracts by HP and its customers, suppliers and partners; the challenge of managing asset levels, including inventory; the difficulty of aligning expense levels with revenue changes; assumptions related to pension and other post-retirement costs; expectations and assumptions relating to the execution and timing of cost reduction programs and restructuring plans; the resolution of pending investigations, claims and disputes; and other risks that are described from time to time in HP’s Securities and Exchange Commission reports, including HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009 and HP’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2010. In particular, the financial information set forth in this release reflects estimates based on information available at this time. While HP believes these estimates to be meaningful, these amounts could differ materially from actual reported amounts. HP assumes no obligation and does not intend to update these forward-looking statements.

© 2010 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice.  HP shall not be liable for technical or editorial errors or omissions contained herein.